Exhibit 10.30
OLYMPIC STEEL, INC.
SENIOR MANAGER COMPENSATION PLAN

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Effective: January 1, 2011
TABLE OF CONTENTS

ARTICLE 1 — Overview	31
ARTICLE 2 — Annual Cash Incentive	33
ARTICLE 3 — Stock Ownership Requirements and Long-Term Incentive	36

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ARTICLE 1 — Overview
Adoption of Plan; Relation to Omnibus Plan; Administration
Olympic Steel, Inc. has adopted the Olympic Steel, Inc. Senior Manager Compensation Plan (the “Plan”) on the terms set forth herein. The Plan operates under and is subject to the Olympic Steel, Inc. 2007 Omnibus Incentive Plan (the “Omnibus Plan”). Words and phrases used herein with capital letters that are defined in the Omnibus Plan are used herein as so defined.
The cash incentives payable under Article 2 of the Plan constitute Cash-Based Awards under Article 10 of the Omnibus Plan, the Company share match under Article 3 of the Plan constitutes Other Stock Based Awards under Article 10 of the Omnibus Plan and the Restricted Stock Units under Article 3 of the Plan constitute Restricted Share unit Awards under Article 8 of the Omnibus Plan.
The Plan shall be administered pursuant to Article 2 of the Omnibus Plan.
Eligibility
The Plan is available to Executives, Commercial Vice Presidents, General Managers, certain Corporate Vice President and Directors and other employees (as determined by the Committee or its delegee) of Olympic Steel, Inc. (the “Company”). Eligible participants must sign the Company’s Non-Solicitation requirement in order to participate in the Plan.
The Plan year is the Company’s fiscal year. Participation in the Plan may be offered to an employee at any time. If an employee becomes eligible to participate in the Plan (through promotion or new-hire) for at least three months during the Plan year, then he or she will be eligible for a pro-rata cash incentive award based on the number of whole and partial months of the employee’s employment during the Plan year.
If the participant is not employed at the end of the Plan year or is demoted to an ineligible position during the Plan year, he or she will forfeit awards under the Plan. For example, a participant who leaves the Company on October 31, 2011 is not entitled to any cash incentive for 2011. If termination prior to the end of the Plan year was the result of death, Disability or retirement at or after age 55, the participant will be eligible for a pro-rata cash incentive award based on actual performance against the targets set forth herein and on the number of whole and partial months of employment during the year, unless the Committee (or its delegee) determines that a lesser amount shall be paid. Termination of employment shall refer to events which constitute a “separation of service” as defined in Treasury Regulation §1.409A-1(h) and means the participant’s separation from service with the Company and all members of the controlled group (within the meaning of Treasury Regulation §1.409A-1(g)), for any reason, including without limitation, quit, discharge, or retirement, or a leave of absence (including military leave, sick leave, or other bona fide leave of absence such as temporary employment by the government if the period of such leave exceeds the greater of six months or the period for which the Employee’s right to reemployment is provided either by statute or by contract). “Separation from service” also means the permanent decrease in the participant’s service for the Company and all controlled group members to a level that is no more than 20% of its prior level. For this purpose, whether a “separation of service” has occurred is determined based on whether it is reasonably anticipated that no further services will be performed by the participant after a certain date or that the level of bona fide services the participant will perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than 20%

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of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services if the participant has been providing services less than 36 months).
Effective Date
The Plan is effective January 1, 2011 and runs annually from January 1 to December 31 of each year. This version of the Plan supersedes any previous cash incentive programs. The Plan may be changed, amended, suspended or terminated by the Board of Directors.

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ARTICLE 2 — Annual Cash Incentive
Base Incentive
The base cash incentive under the Plan is calculated as a percentage of pre-tax income.
The base cash incentive for Executives, Commercial Vice Presidents, Corporate Vice Presidents and Corporate Directors shall typically be determined as a percentage of consolidated pre-tax income.
The base cash incentive for General Managers shall typically be determined as a percentage of regional pre-tax income.
Kickers
The base cash incentive shall be increased or decreased based upon performance in certain areas. An example of such “kickers” can be found in Appendix A.
Incentive Statement
Each participant will receive a periodic statement calculating his or her incentive. An example of the statement can be found in Appendix B.
Overall Limitations
The annual cash incentive is subject to overall divisional, regional and total company limitations. The annual calculated cash incentive to a General Manager cannot exceed 15% of the divisional pre-tax income (after taking into consideration all expenses, including the amount of the annual cash incentive for the General Manager and any allocation of any annual cash incentive for the Regional Commercial Vice President or any other applicable plan participant).
The annual calculated cash incentive to all participants within a region cannot exceed 15% of the regional pre-tax income (after taking into consideration all annual cash incentives paid under this Plan which are properly chargeable to the region).
The annual calculated cash incentive to all participants within this Plan cannot exceed 15% of the consolidated pre-tax income (after taking into consideration all annual cash incentives paid under this Plan).
To the extent that the calculated cash incentive exceeds the applicable 15% threshold, incentives will be reduced pro-rata at the divisional, regional or consolidated level, as applicable, until such incentives no longer exceed the 15% threshold.
Individual Limitations
The annual cash incentive for non-commercial participants entering the Plan after January 1, 2009 and for certain other future participants, as determined by the Executives, may be limited to a multiple of salary. The following table outlines the limitation:

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Consolidated Pre-Tax Income	Incentive Limit
$0 - $40 million	1.00X Salary
$50 million	1.25X Salary
$60 million	1.50X Salary
$70 million	1.75X Salary
$80 million or above	2.00X Salary
Pre-tax income amounts within categories will be extrapolated. For example, if consolidated pre-tax income is $55 million, the applicable limitation is 1.375X salary.
Payout Provisions
The annual cash incentive shall be paid pursuant to the instructions found in Appendix C. An illustrative example of the payout provisions can be found in Appendix D.
Miscellaneous Provisions
•	Extraordinary items will be excluded in assessing the level of performance for purposes of determining the cash incentive award (e.g., large write-down of an asset unrelated to normal operations), unless the Compensation Committee of the Board of Directors determines that an extraordinary item shall not be excluded and the inclusion of the extraordinary item results in a lesser award amount. Notwithstanding the foregoing, no adjustment shall be made under this paragraph with respect to cash incentive awards that constitute performance-based compensation subject to Section 9.4(d) of the Omnibus Plan to the extent that such adjustment would cause the award to fail to meet the requirements for “qualified performance-based compensation” under Section 162(m) of the Code.

•	Amounts earned under this plan may be eligible for treatment as deferred compensation. See the Olympic Steel, Inc. Executive Deferred Compensation Plan for more details.

•	In the event of a change-in-control in the ownership of Olympic Steel, all incentive program participants shall be entitled to receive a pro-rata share of the annual cash incentive for the portion of the year prior to the change-in-control. Such pro-rata share shall be paid within 30 days following the occurrence of the change-in-control.

•	Nothing in this Plan or in any agreement entered into pursuant to this Plan shall confer upon any participant the right to continue in the employment of Olympic Steel or affect any right which Olympic Steel may have to terminate the employment of the participant.

•	The Plan may be changed, amended, suspended or terminated at any time by the Board of Directors. However, any changes or amendments shall not have a discretionary impact on the payment of incentives as governed by IRC Sec. 409A. It is intended that this Plan and the payments hereunder either be exempt from, or comply with, IRC Sec. 409A and the final regulations thereunder (“Section 409A”), and this Plan shall be so construed and administered. In the event that the Company reasonably determines that any compensation payable under this Plan may be subject to taxation under Section 409A, the Company shall have the authority to adopt, prospectively or retroactively, such amendments to this Plan or to take any other actions it determines necessary or appropriate to (a) exempt all or any portion of the compensation payable under this Plan from Section 409A or (b) comply with the requirements of Section 409A. In no event, however, shall this provision or any other provisions of this Plan be construed to require the Company to provide any gross-up for the tax consequences of any provisions of, or payments under, this Agreement and the Company

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shall have no responsibility for tax consequences to participant (or his or her beneficiary) resulting from the terms or operation of this Program. For purposes of Section 409A, the payments hereunder are intended to constitute the right to a series of separate payments.
Performance-Based Compensation
The cash incentive payable under the Plan in respect of performance during the 2011 Plan year to the individuals who are listed as the Company’s named executive officers in the Company’s 2011 proxy statement shall constitute “performance-based compensation” that is subject to Section 9.4(d) of the Omnibus Plan.

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ARTICLE 3 — Stock Ownership Requirements and Long-Term Incentive
Stock Ownership Requirements
Executives, Commercial and Corporate Vice Presidents and General Managers must comply with the Company’s stock ownership requirements in order to participate in the Company’s Long-Term Incentive Plan (“LTIP”). Corporate Directors may choose to voluntarily meet the stock ownership requirements in order to participate in the LTIP.
To comply with the Company’s stock ownership requirements, individuals must own 750 shares of Olympic stock for every year in which they participate in the Plan, starting with the later of January 1, 2011 or the participant’s entry into the Plan. Participants who fail to meet the stock ownership requirements will not be eligible for an LTIP grant until their ownership deficiency is rectified. A table outlining the stock ownership requirements can be found in Appendix E.
Company Match
In order to assist participants in meeting their stock ownership requirement, annually, for every 500 shares of Olympic stock the participant purchases, the Company will provide a 250 share match. The matching shares vest immediately. Participants may purchase more than 500 shares annually, but the Company match may not exceed 250 shares of stock per year.
Restricted Stock Units
Participants who comply with the stock ownership requirement are eligible for periodic grants of Restricted Stock Units (“RSUs”). Qualified participants will receive the following RSU grants:

•	5-year anniversary $25,000 of RSUs
•	10-year anniversary $50,000 of RSUs
•	15-year anniversary $75,000 of RSUs
•	20-year anniversary $100,000 of RSUs
•	25-year anniversary $100,000 of RSUs
Anniversary dates are measured from the later of January 1, 2011 or the participant’s entry into the Plan.
The number of RSUs granted on the anniversary date is determined by dividing the amount of the RSU grant by the closing price of a share of the Company’s common stock on the date of the anniversary (or, if there is no trading on such date, on the most recent date on which the Company’s common stock is traded). For example, assume a participant enters the Plan on January 1, 2011. Further assume the participant works continuously for the Company and reaches his or her 5-year anniversary in the Plan on January 1, 2016, when the closing price of the stock is $25 per share. The individual will receive 1,000 RSUs on January 1, 2016 ($25,000 / $25).

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Each RSU will vest and convert into the right to receive, subject to the provisions set forth below, one share of Olympic stock (i) upon the participant’s retirement from the Company at or after age 62, (ii) upon the participant’s retirement from the Company at or after age 55 if the participant has completed at least 35 years of service to the Company, or (iii) at age 62 if the participant retires from the Company after age 54 but before age 62 with less than 35 years of service to the Company, provided that the participant does not compete against the Company between the time of the participant’s retirement and the time the participant reaches age 62. Each RSU will also vest and convert into the right to receive, subject to the provisions set forth below, one share of Olympic stock upon the earlier death or Disability of the participant or upon an earlier change-in-control of the Company. Except as otherwise provided herein, participants who leave the Company prior to retirement (whether voluntarily or involuntarily), will forfeit the RSUs.
Shares of Olympic stock will be delivered on the following basis:
•	Shares attributable to RSUs that vest by reason of the participant’s death or Disability or the occurrence of a change-in-control shall be delivered to the participant within 30 days after such death, Disability or change-in-control.

•	Subject to the final paragraph of this section of the Plan, shares attributable to RSUs that vest by reason of the participant’s attainment of age 62 following the participant’s retirement from the Company after age 54 with less than 35 years of service to the Company but prior to age 62 shall be delivered within 30 days after the participant’s attainment of age 62, provided that such shares shall be forfeited if the participant competes against Olympic Steel between the time of the participant’s retirement and the time the participant reaches age 62.

•	Subject to the final paragraph of this section of the Plan, shares attributable to RSUs that vest by reason of the participant’s retirement at or after age 55 with at least 35 years of service or after age 62 shall be delivered within 30 days after the participant’s retirement.

•	Notwithstanding the foregoing, if the participant is a “specified employee” for purposes of Section 409A of the Code (as determined pursuant to procedures adopted by the Company for purposes of identifying the Company’ specified employees) at the time of the participant’s retirement, shares deliverable to the participant on account of the participant’s retirement shall be delivered no earlier than the first day of the seventh month following the participant’s retirement (or within 30 days after the participant’s death, if earlier).
Miscellaneous Provisions
•	Participants who have purchased Olympic stock prior to the later of January 1, 2011 or their entry into the Plan will receive credit for those shares of stock against their ownership requirements; however, those shares will not be eligible for the Company match.

•	Individuals who purchase more than 500 shares in a given year are limited to 250 Company matching shares in that year; however, any shares purchased above the 500 share limit can be applied toward purchases in future years. For example, assume a participant purchases 1,000 shares in Year 1. The participant will receive 250 matching shares in Year 1 against 500 of the purchased shares. The participant can use the remaining 500 shares that were purchased against their ownership requirements and receive an additional 250 matching shares in Year 2.

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•	All stock purchased must comply with the Company’s Policy on Transactions in Securities.

•	In years in which no cash incentives are paid, the Compensation Committee of the Board of Directors may waive the 500 share stock purchase for the year and extend the stock ownership and anniversary table by one year. Similarly, at the discretion of the Executives, new participants in the plan can be given an additional year to meet their Year 1 ownership requirements.

•	Restricted stock units are not eligible to receive dividends. In addition to such adjustments as may be made pursuant to Section 3.4 of the Omnibus Plan, the share ownership requirement, company match and anniversary RSUs will be adjusted for any stock splits or stock dividends.

•	Annually, each participant will be responsible for submitting proof of stock purchases and stock ownership to the administrator of this Plan.

•	The Company matching shares will be distributed once per quarter on, or around, February 15, May 15, August 15 and November 15 of each year. Matching shares will be distributed only to participants who remain employed on the date of distribution.

•	For purposes of the Plan the following terms are defined as follows:
* “Competing against Olympic Steel” is defined as being an employee, an owner, an officer, a consultant or holding any other significant position with any metal service center or metal distributor conducting business within those portions of the United States wherein the Company is conducting business at the relevant time.

* A change-in-control is defined as an event which results in a Change of Control within the meaning of the Omnibus Plan and also results in a change in the ownership or effective control, or in the ownership of a substantial portion of the assets, of the Company, within the meaning of Treasury Regulation §1.409A-3(i)(5)).

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